Free Writing Prospectus pursuant to Rule 433 dated November 24, 2021/ Registration Statement No. 333-253421 STRUCTURED INVESTMENTS Opportunities in U.S. Equities GS Finance Corp.

Dual Directional Trigger Jump Securities Based on the Price of the ARK Innovation ETF due June 2, 2023

Principal at Risk Securities

The Dual Directional Trigger Jump Securities (securities) do not bear interest and are unsecured notes issued by GS Finance Corp. and guaranteed by The Goldman Sachs Group, Inc.

You should read the accompanying preliminary pricing supplement dated November 24, 2021, which we refer to herein as the accompanying preliminary pricing supplement, to better understand the terms and risks of your investment, including the credit risk of GS Finance Corp. and The Goldman Sachs Group, Inc.

KEY TERMS
Issuer / Guarantor:	GS Finance Corp. / The Goldman Sachs Group, Inc.
Underlying ETF:	ARK Innovation ETF (Bloomberg symbol, “ARKK UP Equity”)
Pricing date:	expected to price on or about November 30, 2021
Original issue date:	expected to be December 3, 2021
Valuation date:	expected to be May 30, 2023, subject to postponement
Stated maturity date:	expected to be June 2, 2023, subject to postponement
Payment at maturity:

If the final ETF price is greater than or equal to the initial ETF price,

$10 + the upside payment. In this scenario, in no event will the payment at maturity exceed $10 plus the upside payment.

If the final ETF price is less than the initial ETF price, but greater than or equal to the downside threshold price, $10 + ($10 × the absolute ETF return)

If the final ETF price is less than the downside threshold price,

$10 × ETF performance factor

This amount will be less than the stated principal amount of $10, will represent a loss of more than 10.00% and could be zero.

Upside payment (set on the pricing date):	at least $3.2 per security (at least 32% of the stated principal amount)
ETF percent change:	(final ETF price - initial ETF price) / initial ETF price
Absolute ETF return:	the absolute value of the ETF percent change. For example, a -5% ETF percent change will result in a +5% absolute ETF return
Initial ETF price:	the closing price of the underlying ETF on the pricing date
Final ETF price:	the closing price of the underlying ETF on the valuation date
Downside threshold price:	90.00% of the initial ETF price
ETF performance factor:	final ETF price / initial ETF price
CUSIP / ISIN:	36261Y160 / US36261Y1608
Estimated value range:	$9.00 to $9.30 (which is less than the original issue price; see the accompanying preliminary pricing supplement)
Payoff Diagram*

Hypothetical Final ETF Price (as Percentage of Initial ETF Price)	Hypothetical Payment at Maturity (as Percentage of Stated Principal Amount)
150.000%	132.000%
135.000%	132.000%
132.000%	132.000%
110.000%	132.000%
105.000%	132.000%
101.000%	132.000%
100.000%	132.000%
97.000%	103.000%
95.000%	105.000%
90.000%	110.000%
89.999%	89.999%
60.000%	60.000%
50.000%	50.000%
30.000%	30.000%
25.000%	25.000%
0.000%	0.000%

* assumes an upside payment of $3.2 per security

This document does not provide all of the information that an investor should consider prior to making an investment decision. You should not invest in the securities without reading the accompanying preliminary pricing supplement and related documents for a more detailed description of the underlying ETF (including historical closing prices of the underlying ETF), the terms of the securities and certain risks.

About Your Securities

The amount that you will be paid on your securities on the stated maturity date is based on the performance of the ARK Innovation ETF (ETF) as measured from the pricing date to and including the valuation date.

The ETF is actively managed and is subject to additional risks. Unlike a passively-managed ETF, an actively-managed ETF does not attempt to track an index or other benchmark, and the investment decisions for an actively-managed ETF are instead made by its investment advisor. For more information, see “Risk Factors – An Investment in the Securities Is Subject To Risks Associated With Actively-Managed ETFs” on page PS-18 of accompanying preliminary pricing supplement.

If the final ETF price is greater than or equal to the initial ETF price (set on the pricing date), the return on your securities will be positive and equal to at least 32% (set on the pricing date). If the final ETF price is less than the initial ETF price but greater than or equal to the downside threshold price of 90.00% of the initial ETF price, you will receive the principal amount of your securities plus a return reflecting the absolute value of the ETF percentage change (e.g., if the ETF percentage change is -5%, your return will be +5%). However, if the final ETF price is less than the downside threshold price, you will lose a significant portion of your investment.

The securities are for investors who seek the potential to earn a fixed return of at least 32% (set on the pricing date) if the ETF appreciates or does not depreciate from the initial ETF price to the final ETF price, seek a positive return for moderate decreases in the underlying ETF, are willing to forgo interest payments and are willing to risk losing their entire investment if the final ETF price is less than the downside threshold price.

GS Finance Corp. and The Goldman Sachs Group, Inc. have filed a registration statement (including a prospectus, as supplemented by the prospectus supplement, general terms supplement no. 2,913 and preliminary pricing supplement listed below) with the Securities and Exchange Commission (SEC) for the offering to which this communication relates. Before you invest, you should read the prospectus, prospectus supplement, general terms supplement no. 2,913 and preliminary pricing supplement and any other documents relating to this offering that GS Finance Corp. and The Goldman Sachs Group, Inc. have filed with the SEC for more complete information about us and this offering. You may get these documents without cost by visiting EDGAR on the SEC web site at sec.gov. Alternatively, we will arrange to send you the prospectus, prospectus supplement, general terms supplement no. 2,913 and preliminary pricing supplement if you so request by calling (212) 357-4612.

The securities are notes that are part of the Medium-Term Notes, Series F program of GS Finance Corp. and are fully and unconditionally guaranteed by The Goldman Sachs Group, Inc. This document should be read in conjunction with the following:

●	Preliminary pricing supplement dated November 23, 2021
●	General terms supplement no. 2,913 dated June 17, 2021
●	Prospectus supplement dated March 22, 2021
●	Prospectus dated March 22, 2021

This document does not provide all of the information that an investor should consider prior to making an investment decision. You should not invest in the securities without reading the accompanying preliminary pricing supplement and related documents for a more detailed description of the underlying ETF (including historical closing prices of the underlying ETF), the terms of the securities and certain risks.

RISK FACTORS

An investment in the securities is subject to risks. Many of the risks are described in the accompanying preliminary pricing supplement, accompanying general terms supplement no. 2,913, accompanying prospectus supplement and accompanying prospectus. Below we have provided a list of certain risk factors discussed in such documents. In addition to the below, you should read in full “Risk Factors” in the accompanying preliminary pricing supplement, “Additional Risk Factors Specific to the Notes” in the accompanying general terms supplement no. 2,913, as well as the risks and considerations described in the accompanying prospectus supplement and accompanying prospectus. Your securities are a riskier investment than ordinary debt securities. Also, your securities are not equivalent to investing directly in the underlying ETF stocks, i.e., the stocks comprising the underlying ETF to which your securities are linked. You should carefully consider whether the offered securities are appropriate given your particular circumstances.

The following risk factors are discussed in greater detail in the accompanying preliminary pricing supplement:

Risks Related to Structure, Valuation and Secondary Market Sales

▪	Your Securities Do Not Bear Interest
▪	You May Lose Your Entire Investment in the Securities
▪	The Securities Are Subject to the Credit Risk of the Issuer and the Guarantor
▪	The Return on Your Securities Will Be Limited
▪	The Return on Your Securities May Change Significantly Despite Only a Small Incremental Change in the Price of the Underlying ETF
▪	The Return on Your Securities Will Not Reflect Any Dividends Paid on the Underlying ETF or the Underlying ETF Stocks
▪

The Estimated Value of Your Securities At the Time the Terms of Your Securities Are Set On the Pricing Date (as Determined By Reference to Pricing Models Used By GS&Co.) Is Less Than the Original Issue Price Of Your Securities

▪	The Amount Payable on Your Securities Is Not Linked to the Price of the Underlying ETF at Any Time Other than the Valuation Date
▪	The Market Value of Your Securities May Be Influenced by Many Unpredictable Factors
▪	Your Securities May Not Have an Active Trading Market
▪	If the Price of the Underlying ETF Changes, the Market Value of Your Securities May Not Change in the Same Manner
▪	Investing in the Securities is Not Equivalent to Investing in the Underlying ETF; You Have No Shareholder Rights or Rights to Receive Any Shares of the Underlying ETF or Any Underlying ETF Stock
▪	We May Sell an Additional Aggregate Stated Principal Amount of the Securities at a Different Issue Price
▪

If You Purchase Your Securities at a Premium to Stated Principal Amount, the Return on Your Investment Will Be Lower Than the Return on Securities Purchased at Stated Principal Amount and the Impact of Certain Key Terms of the Securities Will be Negatively Affected

Risks Related to Conflicts of Interest

▪

Hedging Activities by Goldman Sachs or Our Distributors May Negatively Impact Investors in the Securities and Cause Our Interests and Those of Our Clients and Counterparties to be Contrary to Those of Investors in the Securities

▪	Goldman Sachs’ Trading and Investment Activities for its Own Account or for its Clients, Could Negatively Impact Investors in the Securities
▪	Other Investors May Not Have the Same Interests as You

Additional Risks Related to the Underlying ETF

▪	An Investment in the Securities Is Subject To Risks Associated With Actively-Managed ETFs
▪	An Investment in the Securities Is Subject to Risks Associated with Companies Attempting Disruptive Innovation
▪	There are Mid-, Small- and Micro-Capitalization Stock Risks Associated with the Underlying ETF
▪	The Policies of the Underlying ETF Investment Advisor, ARK Investment Management LLC, Could Affect the Payment at Maturity on Your Securities and Their Market Value
▪

There is No Assurance That an Active Trading Market Will Continue for the Underlying ETF or That There Will Be Liquidity in Any Such Trading Market; Further, the Underlying ETF is Subject to Securities Lending Risks and Custody Risks

▪	An Investment in the Offered Securities Is Subject to Risks Associated with Foreign Securities Markets

This document does not provide all of the information that an investor should consider prior to making an investment decision. You should not invest in the securities without reading the accompanying preliminary pricing supplement and related documents for a more detailed description of the underlying ETF (including historical closing prices of the underlying ETF), the terms of the securities and certain risks.

▪

Government Regulatory Action, Including Legislative Acts and Executive Orders, Could Result in Material Changes to the Composition of an Underlying ETF with Underlying ETF Stocks from One or More Foreign Securities Markets and Could Negatively Affect Your Investment in the Securities

▪	Your Investment in the Securities Will Be Subject to Foreign Currency Exchange Rate Risk
▪

Except to the Extent GS&Co. and One or More of Our Other Affiliates Act as Authorized Participants in the Distribution of, and, at Any Time, May Hold, Shares of, the Underlying ETF, There Is No Affiliation Between the Underlying ETF Investment Advisor and Us

Risks Related to Tax

▪	The Tax Consequences of an Investment in Your Securities Are Uncertain
▪

Foreign Account Tax Compliance Act (FATCA) Withholding May Apply to Payments on Your Securities, Including as a Result of the Failure of the Bank or Broker Through Which You Hold the Securities to Provide Information to Tax Authorities

The following risk factors are discussed in greater detail in the accompanying general terms supplement no. 2,913:

Risks Related to Structure, Valuation and Secondary Market Sales

▪	Past Performance is No Guide to Future Performance
▪	The Calculation Agent Will Have the Authority to Make Determinations That Could Affect the Market Value of Your Notes, When Your Notes Mature and the Amount, If Any, Payable on Your Notes
▪	The Calculation Agent Can Postpone the Determination Date, Averaging Date, Call Observation Date or Coupon Observation Date If a Market Disruption Event or Non-Trading Day Occurs or Is Continuing

Risks Related to Conflicts of Interest

▪	Goldman Sachs’ Market-Making Activities Could Negatively Impact Investors in the Notes
▪

You Should Expect That Goldman Sachs Personnel Will Take Research Positions, or Otherwise Make Recommendations, Provide Investment Advice or Market Color or Encourage Trading Strategies That Might Negatively Impact Investors in the Notes

▪

Goldman Sachs Regularly Provides Services to, or Otherwise Has Business Relationships with, a Broad Client Base, Which May Include the Sponsors of the Underlier or Underliers or Constituent Indices, As Applicable, the Investment Advisors of the Underlier or Underliers, As Applicable, or the Issuers of the Underlier or the Underlier Stocks or Other Entities That Are Involved in the Transaction

▪	The Offering of the Notes May Reduce an Existing Exposure of Goldman Sachs or Facilitate a Transaction or Position That Serves the Objectives of Goldman Sachs or Other Parties

Risks Related to Tax

▪	Certain Considerations for Insurance Companies and Employee Benefit Plans

The following risk factors are discussed in greater detail in the accompanying prospectus supplement:

▪	The Return on Indexed Notes May Be Below the Return on Similar Securities
▪	The Issuer of a Security or Currency That Serves as an Index Could Take Actions That May Adversely Affect an Indexed Note
▪	An Indexed Note May Be Linked to a Volatile Index, Which May Adversely Affect Your Investment
▪	An Index to Which a Note Is Linked Could Be Changed or Become Unavailable
▪	We May Engage in Hedging Activities that Could Adversely Affect an Indexed Note
▪	Information About an Index or Indices May Not Be Indicative of Future Performance
▪	We May Have Conflicts of Interest Regarding an Indexed Note

The following risk factors are discussed in greater detail in the accompanying prospectus:

▪	Risks Relating to Regulatory Resolution Strategies and Long-Term Debt Requirements
▪	The application of regulatory resolution strategies could increase the risk of loss for holders of our securities in the event of the resolution of Group Inc.
▪	The application of Group Inc.’s proposed resolution strategy could result in greater losses for Group Inc.’s security holders.
TAX CONSIDERATIONS

You should review carefully the discussion in the accompanying preliminary pricing supplement under the caption “Supplemental Discussion of U.S. Federal Income Tax Consequences” concerning the U.S. federal income tax consequences of an investment in the securities, and you should consult your tax advisor.

This document does not provide all of the information that an investor should consider prior to making an investment decision. You should not invest in the securities without reading the accompanying preliminary pricing supplement and related documents for a more detailed description of the underlying ETF (including historical closing prices of the underlying ETF), the terms of the securities and certain risks.